Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information:

Investor and Financial Media Contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Results for the First Quarter ended October 31, 2016 and Declares Quarterly Cash Dividend

Revenue Growth Driven by Security and Medical Imaging;

Profitability Affected by Segment Mix

PEABODY, Mass. (December 6, 2016)—Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced results for its first quarter ended October 31, 2016.

Highlights during the first quarter (comparisons are against Q1 of fiscal 2016) included:

•	Revenue of $121.1 million, up 5%
•	Gross margin of 43%, down 2 pts.
•	GAAP operating margin of 3%; Non-GAAP operating margin of 6%
•	GAAP diluted EPS of $0.20; Non-GAAP diluted EPS of $0.43
•	Operating cash flow of $27 million

Revenue for the first quarter of fiscal 2017 was $121.1 million, an increase of 5% compared with revenue of $114.9 million in the first quarter of fiscal 2016. GAAP net income for the first quarter of fiscal 2017 was $2.5 million, or $0.20 per diluted share, compared with net income of $1.4 million, or $0.11 per diluted share, in the first quarter of fiscal 2016. Included in GAAP net income and earnings per share is $0.10 per diluted share associated with CEO transition expenses.

Non-GAAP net income for the first quarter of fiscal 2017 was $5.4 million, or $0.43 per diluted share, compared with $7.0 million, or $0.55 per diluted share, in the prior year’s first quarter. Included in non-GAAP net income and earnings per share is $0.10 per diluted share associated with CEO transition expenses. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

Fred Parks, president and CEO, commented, “Our overall revenue for the first quarter came in as expected whereas operating profit was slightly lower due to segment mix. Security and Medical Imaging grew nicely during the quarter driven by increased market demand whereas Ultrasound growth was negatively impacted by production delays with our general imaging product for our technology partner as well as lower OEM probe revenue as compared with last year. On a positive note, our operating cash flow increased to $27 million.”

“I see significant growth opportunities for Analogic and believe our earnings will benefit from strict attention to our cost structure. Over the past several years the Company has initiated numerous growth activities but has achieved inconsistent results. My early diagnosis would indicate that focus would serve us well, better prioritizing opportunities to achieve consistent profitable growth.”

Parks continued, “After my initial assessment, the Medical Imaging and Security businesses are solid and will match expectations for the year. In Ultrasound, revenue should be flat to slightly up for the full year. Over the coming quarters we will be focusing on our ultrasound portfolio and its associated cost structure to achieve improving and consistent profitability while positioning the business for growth.”

Segment Revenues for the First Quarter

Medical Imaging segment revenue was $67.2 million for the first quarter of fiscal 2017, up 3% from revenue of $64.9 million in the same period of fiscal 2016, primarily due to favorability of MR shipments offset by CT and Mammography.

Direct Ultrasound revenue was up 7% for the quarter compared with last year due to strong sales in China and North America. Overall, Ultrasound segment revenue was $35.8 million for the first quarter of fiscal 2017, down 2% from revenue of $36.7 million in the same period of fiscal 2016, due to the challenging OEM probe revenue comparison partially offset by growth in China and North America in urology and surgery.

Security and Detection segment revenue was $18.1 million for the first quarter of fiscal 2017, up 36% from revenue of $13.3 million in the same period of fiscal 2016 driven by increased volume across all products.

Quarterly Cash Dividend

On December 1, 2016, Analogic’s Board of Directors declared a $0.10 cash dividend for each common share for its first fiscal quarter ended October 31, 2016. The cash dividend will be payable on December 30, 2016, to shareholders of record on December 16, 2016.

Use of Non-GAAP Financial Measures

We supplement our GAAP financial reporting with certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP operating margin, non-GAAP other income and expense, non-GAAP net income, non-GAAP effective tax rate and non-GAAP diluted earnings per share. These measures are not presented in accordance with, nor are they a substitute for, U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have included at the end of this document a reconciliation of each historical non-GAAP financial measure used in this document to the most directly comparable GAAP financial measure.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, in forecasting and planning for future periods, and in determining payments under our compensation programs. We also believe that non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and in comparing financial results across accounting periods and to those of other companies.

With respect to forwarding-looking measures, we provide an outlook for our non-GAAP operating margins and earnings. We do not provide operating margin or earnings outlook on a GAAP basis. Many of the items that we exclude from our non-GAAP operating margin and earnings calculations, such as amortization of intangibles, acquisition related costs, restructuring expenses, and one-time tax adjustments, are less capable of being controlled or reliably predicted by management. These items could cause our GAAP operating margins and earnings to vary materially from the corresponding Non-GAAP figures presented in our outlook statements.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Conference Call

Analogic will conduct an investor conference call on Tuesday, December 6, 2016 at 5:00 p.m. (ET) to discuss the first quarter results and outlook for fiscal 2017. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, passcode 42748. You will then be asked for your name, organization, and telephone number, and be connected to the conference. The earnings release and, just prior to the call, presentation materials related to the quarterly financial information will be posted on the Company’s website at http://investor.analogic.com.

The call will also be available via webcast in listen-only mode. To listen to the webcast, visit investor.analogic.com approximately five to ten minutes before the conference is scheduled to begin. A telephone digital replay will be available approximately two hours after the call is completed through midnight Friday, January 6, 2017. To access the digital replay, dial 1-877-919-4059 or 1-334-323-0140 for international callers. The passcode is 72273922.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight January 6, 2017. For more information on the conference call, visit www.analogic.com, call 978-326-4058, or email investorrelations@analogic.com.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
(In thousands, except per share data)	October 31, 2016	October 31, 2015
Net revenue:
Product	$120,245	$114,129
Engineering	873	819

Total net revenue	121,118	114,948

Cost of sales:
Product	68,759	62,947
Engineering	723	1,062

Total cost of sales	69,482	64,009

Gross profit	51,636	50,939

Operating expenses:
Research and product development	15,850	17,239
Selling and marketing	18,180	15,233
General and administrative	13,621	13,196
Restructuring	32	3,283

Total operating expenses	47,683	48,951

Income from operations	3,953	1,988
Total other expense, net	(442)	(458)

Income before income taxes	3,511	1,530
Provision for income taxes	980	154

Net income	$2,531	$1,376

Net income per share
Basic	$0.20	$0.11
Diluted	$0.20	$0.11
Dividends declared and paid per share	$0.10	$0.10
Weighted-average shares outstanding:
Basic	12,419	12,427
Diluted	12,616	12,607

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)	October 31, 2016	July 31, 2016
Assets:
Cash and cash equivalents	$141,952	$118,697
Accounts receivable, net	91,932	112,412
Inventory	145,305	145,513
Other current assets	16,777	12,182

Total current assets	395,966	388,804
Property, plant, and equipment, net	108,051	107,790
Intangible assets and goodwill, net	117,110	119,109
Other non-current assets	13,250	17,194

Total Assets	$634,377	$632,897

Liabilities and Stockholders’ Equity:
Accounts payable	$31,330	$28,575
Accrued liabilities	39,953	41,057
Other current liabilities	8,103	8,835

Total current liabilities	79,386	78,467
Long-term liabilities	21,517	23,253
Stockholders’ equity	533,474	531,177

Total Liabilities and Stockholders’ Equity	$634,377	$632,897

NON-GAAP STATEMENTS OF OPERATIONS RECONCILIATION

(In thousands, except per share data)	Three Months Ended
	October 31, 2016	October 31, 2015
GAAP Income From Operations	$3,953	$1,988
Share-based compensation expense (Note 1)	1,563	2,382
Acquisition-related revenues and expenses (Note 2)	2,212	2,061
BK Medical distributor matter inquiry related costs (Note 3)	4	26
Restructuring (Note 4)	32	3,283

Non-GAAP Income From Operations	$7,764	$9,740

Percentage of Total Net Revenue	6%	8%
GAAP Tax Provision (Note 5)	$980	$154
GAAP Tax Rate	27.9%	10.1%
Non-GAAP Tax Provision (Note 5)	1,950	2,312
Non-GAAP Tax Rate	26.6%	24.9%
GAAP Net Income	$2,531	$1,376
Share-based compensation expense (Note 1)	1,066	1,684
Acquisition-related revenues and expenses (Note 2)	1,752	1,722
BK Medical distributor matter inquiry related costs (Note 3)	2	17
Restructuring (Note 4)	21	2,171

Non-GAAP Net Income	$5,372	$6,970

Percentage of Total Net Revenue	4%	6%
GAAP Diluted Net Income Per Share	$0.20	$0.11
Effect of non-GAAP adjustments	$0.23	$0.44

Non-GAAP Diluted Net Income Per Share	$0.43	$0.55

Note 1: Exclusion of variable share-based compensation expense allows consistency of operating results between periods and other companies.

Note 2: During fiscal year 2016, we incurred acquisition costs related to the Ultrasonix Medical Corporation, PocketSonics, Inc., and Oncura Partners Diagnostics, LLC acquisitions, which we closed on March 2, 2013, September 20, 2013, and January 8, 2016, respectively. Costs included the amortization of intangibles and legal fees of $2.2 million for the three months ended October 31, 2016.

Note 3: During the three months ended October 31, 2016, we incurred $4 thousand of pre-tax inquiry-related costs, respectively, associated with the BK matter, as initially disclosed in our annual report on Form 10-K for the fiscal year ended July 31, 2011. This matter relates to transactions we identified involving our Danish subsidiary, BK Medical, and certain of its foreign distributors, regarding compliance with the law.

Note 4: During the three months ended October 31, 2016, we incurred pre-tax charges of $32 thousand primarily due to severance and related costs for involuntary terminated employees.

Note 5: The Q1 FY 2017 non-GAAP tax rate differs from the GAAP tax rate primarily due to acquisition related amortization. Our Q1 FY 2016 GAAP tax rate was 10.1%, while our non-GAAP rate for the same period was 24.9%. The difference was driven by the BK matter and by acquisition related amortization expense.